File pursuant to Rule 433

Registration Nos. 333-196988

And 333-196988-02

Free Writing Prospectus

Dated February 25, 2015

$800mm CNH Equipment Trust (CNH) 2015-A

Jt Leads: BofAML(str),RBS,SG    Cos(Cl A) : Citi,Credit Ag,Fifth Third,Wells

CLS	$AMT(mm)	WAL	M/F	WIN	E.FINAL	L.FINAL		SPREAD	YLD	CPN	$PRICE
A-1	158.00	0.35	P1/F1+	1-8	10/15	3/24/16			.250		100.000
A-2	268.00	1.08	Aaa/AAA	8-21	11/16	6/15/18	EDSF	+34	0.846	0.84	99.99518
A-3	244.00	2.40	Aaa/AAA	21-42	08/18	4/15/20	ISWP	+31	1.305	1.30	99.99656
A-4	112.00	3.78	Aaa/AAA	42-47	01/19	4/15/21	ISWP	+47	1.860	1.85	99.98971
B	18.00	3.86	A2/A+	47-47	01/19	8/15/22	ISWP	+75	2.159	2.14	99.96539

* Expected Settle:	03/04/15
* Format:	Public/SEC Registered
* First Pay Date:	03/16/15
* ERISA:	Yes
* Expected Ratings:	Moody's, Fitch
* Min Denoms:	$1,000 x $1.00
* Ticker:	CNH 2015-A
* Pxing Speed:	20% CPR to 10% Call
* Bill & Deliver:	BofAML
* DealRoadshow:	www.dealroadshow.com CNHIND2015-A
* Intexnet Details:	bascnh15a V367

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.